Exhibit 10.13

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.  THIS NOTE IS SUBJECT TO RESTRICTION ON TRANSFER AND RESALE AND MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

$3,300,000	May 8, 2015

FOR VALUE RECEIVED, OncoCyte Corporation, a California corporation (Borrower), promises to pay to BioTime, Inc., a California corporation (Lender), the principal sum of Three Million Three Hundred Thousand Dollars ($3,300,000) and to pay interest on the principal remaining unpaid from time to time from the date of this Convertible Promissory Note (Note) until the date of payment in full or conversion into Conversion Shares (as provided below), payable as set forth below.

1.                   Terms and Conditions of Payment

(a)                 Interest.  Interest shall accrue and be payable at the rate of 1% per annum.  Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

(b)                 Payment.  All unpaid accrued interest in arrears shall be due and payable on January 2 of each year until the Maturity Date when the entire unpaid principal balance of this Note, plus all unpaid accrued interest shall be due and payable in full. The Maturity Date shall be November 30, 2016 or such earlier date on which payment in full may become due under Section 5.

(c)                 Date of Payment.  If the date on which a payment of principal or interest on this Note is due is a day other than a Business Day, then payment of such principal or interest need not be made on such date but may be made on the next succeeding Business Day.  A Business Day shall be a day other than a Saturday, Sunday, or other day on which banks in San Francisco, California are permitted or required to be closed.

(d)                Application of Payments.  All payments shall be applied first to costs of collection, next to late charges or other sums owing Lender, next to accrued interest, and then to principal, or in such other order or proportion as Lender, in Lender’s sole discretion, may determine.

(e)                 Currency.  All payments shall be made in United States Dollars.

(f)                  Default Interest Rate; Late Payment Charge.  In the event that any principal or interest is not paid within five (5) days from on the date on which the same is due and payable, such payment shall continue as an obligation of the Borrower, and interest from the due date on the entire unpaid balance of this Note shall accrue at the lesser of (i) fifteen percent (15%) per annum, or (ii) the highest interest rate permitted under applicable law (the Default Rate), until all past due amounts are paid in full.  From and after the Maturity Date or upon acceleration of this Note, the entire unpaid principal balance of this Note with all unpaid interest accrued thereon, and any and all other fees and charges then due at such maturity, shall bear interest at the Default Rate.

2.                   Prepayment.  Borrower may not prepay principal in whole or in part without the prior written consent of Lender, which consent Lender may grant or withhold in its sole and absolute discretion.

3.                   Conversion Rights.  Subject to and upon compliance with the provisions of this Section 3, this Note shall be convertible, in whole or in part, at the election of the holder, at any time and from time to time prior to the payment in full of the principal balance and interest accrued thereon, into fully paid and nonassessable Conversion Shares at the Conversion Price then in effect.  Upon the conversion of this Note or any part hereof, any accrued but unpaid interest with respect to the principal amount of this Note so converted shall likewise be converted into Conversion Shares. Lender or any other holder of this Note may convert this Note into Conversion Shares at any time on or after the first to occur of (i) November 8, 2016, (ii) the date that is six months after the first closing date on which Borrower completes a firm commitment underwritten initial public offering of its common stock or other capital stock registered under the Securities Act of 1933, as amended, and (iii) the occurrence of an Event of Default.

(a)                 Conversion Shares.  As used in this Note, the term Conversion Shares means shares of the common stock, no par value, of Borrower; provided that if Borrower shall effect a reclassification of its common stock (or any subsequent class or series of Conversion Shares), then, and in each such event, the class and series of shares constituting Conversion Shares shall be changed to reflect such reclassification such that upon conversion of the Note the holder shall receive the amount of securities of the class that such holder would have received had such conversion of the Note taken place and shares been issued immediately before such reclassification.

(b)                 Conversion Price.  The “Conversion Price” at which Conversion Shares shall initially be issuable upon conversion of this Note shall be $1.10 per share, subject to the adjustments set forth in Section 3(f).

(c)                 Number of Shares Issuable Upon Conversion.  This Note, or the portion hereof being converted, shall be converted into the number of Conversion Shares determined by dividing (i) the amount of principal and interest being converted by (ii) the Conversion Price in effect on the Conversion Date.

(d)                 Mechanics of Conversion.  The holder of this Note may exercise the conversion right by surrendering this Note to the Secretary of the Borrower or any transfer agent of the Borrower, accompanied by written notice specifying the principal amount of this Note to be converted; provided, that all interest accrued on the amount of principal to be converted shall likewise be converted into Conversion Shares.  Conversion shall be deemed to have been effected on the later of the date when delivery of notice of an election to convert and this Note is made, or such later date, if any, specified in such notice. The date on which conversion is deemed to have been effected is referred to herein as the "Conversion Date."  Subject to the provisions of Section 3(f)(iii)), as promptly as practicable after the Conversion Date, the Borrower shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of Conversion Shares to which such holder is entitled and a check or cash with respect to any fractional interest in any Conversion Share as provided in Section 3(e).  Subject to the provisions of Section 3(f)(iii), the person in whose name the certificate or certificates for Conversion Shares are to be issued shall be deemed to have become a holder of record of such Conversion Shares on the Conversion Date.  Upon conversion of only a portion of the principal amount of this Note, the Borrower shall issue and deliver to or upon the written order of the holder of this Note so surrendered for conversion, at the expense of the Borrower, a new Note of like tenor evidencing the unconverted portion of this Note so surrendered.

(e)                 Fractional Shares.  No fractional Conversion Share or scrip shall be issued upon conversion of this Note.  If more than one Note of like tenor shall be surrendered for conversion at any one time by the same holder, the number of Conversion Shares issuable upon conversion thereof shall be computed on the basis of the aggregate amount of principal and accrued interest payable under the Notes so surrendered.  Instead of any fractional Conversion Share which would otherwise be issuable upon conversion of this Note, the Borrower shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest at the then Current Market Price.

(f)                  Conversion Price Adjustments.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)              Conversion Shares Dividends, Subdivisions, Reclassifications or Combinations.  If the Borrower shall (A) declare a dividend or make a distribution on its Conversion Shares in Conversion Shares, (B) subdivide or reclassify the outstanding Conversion Shares into a greater number of shares, or (C) combine or reclassify the outstanding Conversion Shares into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of this Note surrendered for conversion after such date shall be entitled to receive the number of Conversion Shares which the holder would have owned or been entitled to receive after the event described in (A), (B), or (C) had this Note (or the portion of this Note surrendered for conversion if the holder elects to convert only a portion of this Note) been converted immediately prior to such event.  Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(ii)              Rounding of Calculations; Minimum Adjustment.  All calculations under this Section 3(f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.  Any provision of this Section 3 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than one cent ($.01), but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($.01) or more.  Notwithstanding the foregoing, the Board of Directors of Borrower may elect at any time to make an adjustment otherwise required under this Section 3(f) of less than one cent ($.01).

(iii)            Timing of Issuance of Additional Conversion Shares Upon Certain Adjustments.  In any case in which the provisions of this Section 3(f) require that an adjustment shall become effective immediately after a record date for an event, the Borrower may defer until the occurrence of such event (A) issuing on account of the conversion of this Note after such record date and before the occurrence of such event the additional Conversion Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Conversion Shares issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any amount of cash in lieu of a fractional Conversion Share pursuant to Section 3(e); provided that the Borrower upon request shall deliver to the holder of this Note a due bill or other appropriate instrument evidencing the holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(g)                Current Market Price.  The “Current Market Price” per Conversion Share for any date shall be determined by the Board of Directors as follows:

(i)                If the Conversion Shares are listed on a national securities exchange or if prices of Conversion Shares are quoted on the OTC Bulletin Board, the Current Market Price shall be the average of the last reported sale price of the Conversion Shares on such exchange or the OTC Bulletin Board for the last twenty (20) consecutive trading days prior to such date; or

(ii)              If the Conversion Shares are not so listed or quoted, the Current Market Price shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of Borrower, irrespective of any accounting treatment.

(h)                Statement Regarding Adjustments.  Whenever the Conversion Price shall be adjusted as provided in Section 3(f), the Borrower shall forthwith file, at the principal office of the Borrower, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Borrower shall also cause a copy of such statement to be sent to the holder of this Note at the address of the holder reflected in the records of Borrower.  Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 3(i).

(i)                  Notice to Holders.  In the event the Borrower shall propose to take any action of the type described in Section 3(f) that would result in an adjustment in the Conversion Price or a Sale Event described in Section 3(m), the Borrower shall give notice to the holder of this Note, in the manner set forth in Section 3(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of this Note.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j)                  Costs.  The Borrower shall pay all documentary, stamp, transfer or other transaction taxes, if any, attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided that the Borrower shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Note.

(k)                Reservation of Shares.  So long as any amount of principal or accrued interest on this Note remains unpaid, the Borrower shall reserve at all times free from preemptive rights, out of its authorized but unissued Conversion Shares, solely for the purpose of effecting the conversion of this Note, sufficient Conversion Shares to provide for the conversion of the outstanding principal balance of this Note plus accrued interest; and if at any time the number of authorized but unissued Conversion Shares shall not be sufficient to effect the conversion of this Note, in addition to such other remedies as shall be available to the holder of this Note, the Borrower will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued Conversion Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to, as applicable, the Certificate of Incorporation of Borrower.

(l)                  Valid Issuance.  All Conversion Shares which may be issued upon conversion of this Note will upon issuance by the Borrower be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Borrower shall take no action which will cause a contrary result.

(m)               Preservation of Conversion Rights Upon Merger, Consolidation, etc.  In case of any consolidation of Borrower with or merger of Borrower into another corporation or in case of any sale, transfer, license, or lease of all or substantially all the assets of Borrower to another corporation or other business entity (each such event a “Sale Event”), Borrower or such successor, purchaser or acquirer, as the case may be, shall execute an agreement that each holder of this Note shall have the right thereafter upon tender of this Note (or such portion thereof as the holder may designate) for conversion at the Conversion Price in effect immediately prior to such Sale Event, to receive the kind and amount of shares and other securities and property (including cash) which the holder would have owned or have been entitled to upon the happening of such Sale Event had this Note (or such portion thereof as the holder has designate for conversion) been converted immediately prior to such Sale Event (such shares and other securities and property (including cash) being referred to as the “Sale Consideration”); provided, however, that the Sale Consideration shall not include any dividends, interest or other income on or from such shares or other securities and property paid, payable, or accruing from the date of such Sale Event to the Conversion Date.  Each agreement pertaining to a Sale Event shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph.  The provisions of this paragraph shall similarly apply to each successive Sale Event.

(n)                 If Borrower shall issue rights, options or warrants to all holders of its outstanding common stock, without any charge to such holders, entitling them to subscribe for or purchase shares of common stock or other securities of Borrower (a “Rights Distribution”), or shall otherwise offer the holders of its common stock the opportunity to purchase additional shares of common stock or other securities of Borrower on a pro rata basis (a “Pro Rata Offer”), Borrower shall concurrently issue to the holder of this Note the number of rights, options or warrants that the holder would have received had this Note been converted into Conversion Shares immediately prior to the record date for the Rights Distribution, or in the case of a Pro Rata Offer, Borrower shall offer to sell to the holder of this Note, at the Pro Rata Offer subscription price, the number of shares of common stock or other securities that the holder would have been entitled to purchase had this Note been converted into Conversion Shares immediately prior to the Pro Rata Offer or the record date therefor.

4.                    Transfer of Note

(a)                 Borrower shall keep and maintain a register or registers in which Borrower shall register this Note and the transfer of this Note.  Any Person in whose name this Note is registered, or who has the right to have this Note so registered, shall have all of the rights of Lender.  All payments of principal, interest, and any other amount due or that becomes due under this Note, shall be paid to Lender by check mailed to Lender at Lender’s address of record or shall be paid by wire transfer of funds to such account as Lender may designate.  Lender may change the address or account for payment or Lender’s address for notice by delivery of written notice to Borrower at its principal executive office. Borrower may deem and treat the person or persons in whose name this Note shall be registered upon the books and records of Borrower as the absolute owner of this Note (regardless of whether this Note shall be past due, and notwithstanding any notation of ownership, endorsement, or other writing on this Note), for the purpose of receiving payment of or on account of principal, interest, and any other amount due or payable under this Note, and for all other purposes; and Borrower shall not be affected by any notice to the contrary unless such notice of transfer is given pursuant to this Note.  All such payments shall be valid and effectual to satisfy and discharge the liability on this Note to the extent of all sums so paid.

(b)                 This Note may not be sold, pledged, hypothecated, negotiated, assigned, or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and pursuant to effective registration or qualification under applicable state securities or “blue sky” laws, unless an exemption from such registration and qualification is available.  Borrower will make a stop transfer notation in the register maintained pursuant this Section with respect to such restrictions on transfer.  In connection with the issuance of any new Note or Notes that are presented for registration of transfer, Borrower will take the steps described in this paragraph.  Borrower may require, as a condition to registration of transfer, that the transferor or transferee deliver to Borrower an opinion of counsel, in form and substance acceptable to Borrower, to the effect that such transfer is exempt from the registration and qualification provisions of the Securities Act of 1933, as amended, and applicable state securities or “blue sky” laws.

(c)                 The transfer of this Note shall be registered by Borrower on the books and records of the Borrower subject to the terms, conditions, and restrictions of transfer set forth in this Note, but without payment of any charge other than a sum sufficient to reimburse Borrower for any tax or other governmental charge incident thereto.  Such registration of transfer shall be effected only upon compliance with all of the provisions of this Section 4, and upon surrender of this Note for transfer.  Upon any such registration of transfer, a new Note or Notes of the same aggregate principal amount will be issued to the transferee in exchange for this Note.  All Notes presented for registration of transfer, if so required by Borrower, shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to Borrower, duly executed by the registered holder or by his duly authorized attorney or agent.

5.                   Default

(a)                 Upon the occurrence of an Event of Default, at Lender’s option, all unpaid principal and accrued interest, and all other amounts payable to Lender under this Note shall become immediately due and payable without presentment, demand, notice of non-payment, protest, or notice of non-payment, provided that no notice or demand shall be required if the Event of Default is a proceeding under any Debtor Relief Law. “Debtor Relief Law” means the Bankruptcy Code of the United States of America, as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally.

(b)                 For purposes of this Note, the following are Events of Default:  (a) the failure of Borrower to pay when due any interest, principal, or other amount payable under this Note, if such failure to pay continues for a period of fifteen (15) days; (b) Borrower becoming the subject of any order for relief in a proceeding under any Debtor Relief Law; (c) Borrower making an assignment for the benefit of creditors other than Lender; (d) Borrower applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property or assets; (e) the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for Borrower, or for all or any part of the property or assets of Borrower, without the application or consent of Borrower if such appointment continues undischarged or unstayed for sixty (60) calendar days; (f) Borrower  instituting or consenting to any proceeding under any Debtor Relief Law with respect to Borrower, or all or any part of its property or assets, or the institution of any similar case or proceeding without the consent of Borrower, if such case or proceeding continues undismissed or unstayed for sixty (60) calendar days; (g) the dissolution or liquidation of Borrower, or the winding-up of the business or affairs of Borrower; (h) the taking of any action by Borrower to initiate any of the actions described in clauses (b) through (g) of this paragraph; (i) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of Borrower if such process is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or (j) any material breach or default by Borrower under any loan agreement, promissory note, or other instrument evidencing indebtedness payable to a third party.

6.                   Miscellaneous

(a)                 Borrower and all guarantors and endorsers of this Note severally waive  (1) presentment, demand, protest, notice of dishonor, and all other notices, except as expressly provided in this Note; (2) any release or discharge arising from any extension of time, discharge of a prior party, and (3) any other cause of release or discharge other than actual payment in full of all indebtedness evidenced by or arising under this Note.

(b)                 The Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies under this Note unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  No delay or omission of Lender to exercise any right, whether before or after an Event of Default, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance of any past-due amount at any time by the Lender shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c)                 Lender may accept, indorse, present for payment, and negotiate checks marked “payment in full” or with words of similar effect without waiving Lender’s right to collect from Borrower the full amount owed by Borrower.

(d)                 Upon any Event of Default, the Lender may exercise all rights and remedies provided for in this Note and by law, including, but not limited to, the right to immediate payment in full of this Note.

(e)                 The rights and remedies of the Lender as provided in this Note and in law or equity shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or a release of any such right or remedy.

(f)                   The terms, covenants, and conditions contained in this Note shall be binding upon the heirs, executors, administrators, successors, and assigns of Borrower and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Lender.

(g)                 If any provisions of this Note would require Borrower to pay interest on the indebtedness evidenced by or arising under this Note at a rate exceeding the highest rate allowable by applicable law, Borrower shall instead pay interest under this Note at the highest rate permitted by applicable law.

(h)                 This Note shall be construed under and governed by the laws of the State of California without regard to conflicts of law.

(i)                  Borrower agrees to pay all reasonable attorneys' fees incurred by Lenders in connection with enforcement of any of Lenders’ rights and remedies under this Note, whether or not any proceeding is commenced to enforce or protect such rights and remedies.  In the event of any lawsuit or other action to enforce any right or remedy of Lenders under this Note, or to resolve any dispute arising from or in connection with this Note, the prevailing party shall be entitled to recover its costs and expenses of such lawsuit or proceeding, including without limitation, reasonable attorneys' fees.

BORROWER:

OncoCyte Corporation

By:	/s/ Joseph Wagner
Joseph Wagner

Title: President